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                                                                    EXHIBIT 99.1

ON2 TECHNOLOGIES SIGNS BEIJING E-WORLD INVESTMENT AGREEMENTS

NEW YORK, NY (JULY 21, 2003) On2 Technologies, Inc., today announced that it has entered into definitive agreements relating to the previously announced investment in the Company by Beijing E-world Technology Co. Ltd. Pursuant to these agreements, On2 agreed to sell an affiliate of E-world 1.8 million shares of common stock for a purchase price of $1,215,000 and to issue to an affiliate of E-world a three-year warrant to purchase 700,000 shares of the Company's common stock at an exercise price of $0.67 per share. The agreements also provide that, upon the closing of the investment, E-world will have the right to appoint an E-world designee to On2's board of directors.

"The closing of this substantial investment will make Beijing E-world one of our largest shareholders and we look forward to working with their board representative," said Douglas A. McIntyre, On2's Chairman, President and Chief Executive Officer.

ABOUT ON2 TECHNOLOGIES, THE DUCK CORPORATION

On2 Technologies (AMEX: ONT) is a leading technology firm at the forefront of video compression. The Company revolutionized video encoding with the creation of its advanced full-motion, full-screen, video compression and streaming technology (TrueMotion(R) VP4/VP5/VP6). On2 licenses its high quality video codecs for use in set-top boxes, consumer electronics devices and wireless applications. In addition, On2 offers a suite of products and services, including high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the Company has an office in Clifton Park, NY, and operations in Cambridge, UK. On2 may be reached at 21 Corporate Drive, Suite 103, Clifton Park, NY 12065 or info@on2.com or sales@on2.com.

FOR MORE INFORMATION CONTACT ON2:

Mark Meagher
646-292-3533, or mmeagher@on2.com